Exhibit T3B.142

AMENDED AND RESTATED

AGREEMENT OF LIMITED PARTNERSHIP

OF

MERIDIAN MALL LIMITED PARTNERSHIP

THIS AMENDED AND RESTATED AGREEMENT OF LIMITED PARTNERSHIP is made and entered into as of the 11th day of September, 2003, by and between Meridian Mall Company, Inc., a Michigan corporation (the “General Partner”) and CBL & Associates Limited Partnership, a Delaware limited partnership (the “Limited Partner”).

W I T N E S S E T H:

WHEREAS, Meridian Mall Limited Partnership (the “Partnership”) was organized on July 16, 1998 for the purpose of engaging in the business of acquiring, selling, owning, operating, developing and leasing real and personal property; and

WHEREAS, on August 27, 1998, the Partnership acquired that certain real estate and the improvements thereon located constituting a regional shopping mall located in Meridian Township, Ingham County, Michigan and commonly known as “Meridian Mall” as more particularly described in Exhibit “A” attached hereto and made a part hereof (hereinafter referred to sometimes as the “Property” and sometimes herein as the “Mortgaged Premises”); and

WHEREAS, since its organization, the Partnership has conducted the sole business activity of acquiring, owning and operating the Property; and

WHEREAS, the Partnership now desires to enter into that certain loan (herein, the “Loan”) with Wachovia Bank, National Association and its permitted successors and assigns (herein, the “Lender”) pursuant to that certain loan agreement between the Partnership and Lender (herein, the “Loan Agreement”); and

WHEREAS, pursuant to the terms of the Loan Agreement, the Partnership is required to be a bankruptcy remote “special purpose entity” whose organizational documents are required to contain certain provisions including those designed to qualify the Partnership as a bankruptcy remote “special purpose entity” and the Partnership desires to amend and restate its limited partnership agreement so as to contain such provisions; and

WHEREAS, in addition thereto, the Partnership desires to set forth in this Agreement rules, regulations, and provisions regarding the management of the business of the Partnership, the regulations of the affairs of the Partnership, the governance of the Partnership, the conduct of the Partnership’s business and the rights and privileges of the partners.

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained and other good and valuable consideration, the receipt, adequacy and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby amend and restate the limited partnership agreement as follows:

ARTICLE I

DEFINED TERMS

1.1 Definitions. As used in this Agreement, the following terms shall have the respective meanings indicated below:

“Accountants” shall mean the firm or firms of independent certified public accountants selected by the General Partner on behalf of the Partnership to audit the books and records of the Partnership and to prepare statements and reports in connection therewith.

“Act” shall mean the Michigan Revised Uniform Limited Partnership Act, as amended from time to time.

“Affected Gain” shall have the meaning set forth in Section 5.4(b).

“Affiliate” shall mean, as to any Partner (or as to any other Person the affiliates of whom are relevant for purposes of any of the provisions of this Agreement), any Person controlled by, under common control with or controlling, directly or indirectly through one or more intermediaries, such Partner or such other Person. As used in this definition, the verb “to control” means to possess, directly or indirectly, the power to direct or to cause the direction of management, policies or activities of a person, whether through ownership of voting securities, by contract or otherwise, and the terms “controlling,” controlled by” and the noun “control” shall have correlative meanings.

“Agreement” shall mean this Amended and Restated Agreement of Limited Partnership, as originally executed and as amended, modified, supplemented or restated from time to time, as the context requires.

“Audited Financial Statements” shall mean financial statements (balance sheet, statement of income, statement of partners’ equity and statement of cash flows) prepared in accordance with generally accepted accounting principles and accompanied by an independent auditor’s report containing an opinion thereon.

“Bankruptcy” means, with respect to any Person, if such Person (i) makes an assignment for the benefit of creditors, (ii) files any voluntary or involuntary bankruptcy, insolvency or reorganization petition, case or proceeding in bankruptcy, (iii) is adjudged a bankrupt or insolvent, or has entered against it an order for relief, in any bankruptcy or insolvency proceedings, (iv) files a petition or answer seeking for itself any reorganization, arrangement, composition, readjustment, liquidation or similar relief under any statute, law or regulation, (v) files an answer or other pleading admitting or failing to contest the material allegations of a petition filed against it in any proceeding of this nature, (vi) seeks, consents to or acquiesces in the appointment of a trustee, receiver, sequestrator, assignee, custodian, liquidator, or any similar official for the Partnership or of all or any substantial part of its properties, (vii) if 120 days after the commencement of any proceeding against the Person seeking reorganization, arrangement, composition, readjustment, liquidation or similar relief under any statute, law or regulation, if the proceeding has not been dismissed, or if within 90 days after the appointment without such Person’s consent or acquiescence of a trustee, receiver or liquidator of such Person or of all or any substantial part of its properties, the appointment is not vacated or stayed, or within 90 days after the expiration of any such stay, the appointment is not vacated, (viii) institutes any proceedings under any applicable insolvency law, (ix) otherwise seeks any relief under any laws relating to relief from debts or protection of debtors, (x) makes any assignment for the benefit of creditors, or (xi) takes any action in furtherance of any of the foregoing. The foregoing definition of “Bankruptcy” is intended to replace and shall supersede and replace the definition of “Bankruptcy” set forth in the Act.

“Capital Account(s)” shall mean, with respect to any Partner, the separate “book” account which the Partnership shall establish and maintain for such Partner in accordance with Section 704 (b) of the Code and Section 1.704-l(b)(2)(iv) of the Regulations and such other provisions of Section 1.704-l(b) of the Regulations that must be followed in order for the Capital Accounts to be determined in accordance with the provisions of said Regulations. In furtherance of the foregoing, the Capital Accounts shall be maintained in compliance with Section 1.704-l(b)(2)(iv) of the Regulations; and the provisions hereof shall be interpreted and applied in a manner consistent therewith. In the event that a Partnership Interest is transferred in accordance with tire terms of this Agreement, the Capital Account, at the time of the transfer, of the transferor attributable to the transferred interest shall carry over to the transferee.

“Capital Contribution” shall mean, with respect to any Partner, the amount of money and the net fair market value of any property other than money contributed to the Partnership with respect to the Partnership Interest held by such Partner.

“Cash Flow of the Partnership” means the cash receipts generated from the ordinary day-to-day operations of the business of the Partnership and from all other sources available to the Partnership, including sales of assets and refinancings, without deduction of depreciation, cost recovery, and other non-cash charges, but after deductions for

(i) the payment or the accrual for payment, of all operating expenses, capital costs relating to the business of the Partnership and its assets including, without limitation, interest, amortization and other charges or provisions (i.e., escrows) pursuant to Partnership indebtedness, the cost of the Partnership’s tax returns, tax shelter registration and reporting costs, if any, filing fees and any fees, taxes or costs required to be paid by the Partnership to maintain its existence as a valid business enterprise in good standing in the State of Michigan;

(ii) provisions for the reasonable current and future working capital requirements of the Partnership or for the preservation of the Partnership assets, as determined by the General Partner; and

(iii) other reserves which, in the discretion of the General Partner, are necessary for the operation of the Partnership ‘s business.

“Certificate of Limited Partnership” shall mean that certain Restated Certificate of Limited Partnership of the Partnership filed with the Michigan Department of Consumer and Industry Services on September 10, 2003.

“Code” shall mean the Internal Revenue Code of 1986, as amended, or any replacement or successor code, act or statute thereto.

“Defaulting Partner” shall have the meaning set forth in Section 11.1.

“Entity” shall mean any general partnership, limited partnership, corporation, limited liability company, joint venture, trust, business trust, cooperative, association or other legal entity other than a natural person.

“Final Liquidation Date” shall have the meaning set forth in Section 11.6.

“Fiscal Year” shall mean the calendar year or such other fiscal year as the General Partner may determine in its discretion from time to time.

“General Partner” shall have the meaning set forth in the preamble.

“Independent Director” shall mean a duly appointed director of General Partner who is a natural person reasonably satisfactory to Lender who is not at the time of such individual’s initial appointment, or at any time while serving as an Independent Director, and shall not have been at any time during the preceding five (5) years: (i) a stockholder, manager officer, employee, partner, member, director (other than as an Independent Director of the General Partner), attorney or counsel of the Partnership, the General Partner, any Affiliate of either of them or any direct or indirect parent of either of them, (ii) a creditor, customer, supplier or other Person who derives any of its purchases or revenues from its activities with the General Partner, the Partnership or any Affiliate of either of them, (iii) a Person or other entity controlling or under common Control with any such stockholder, partner, customer, supplier or other Person, or (iv) a member of the immediate family of any such stockholder, director, officer, employee, partner, customer, supplier or other Person; provided, that an individual who otherwise satisfies the foregoing shall not be disqualified from serving as an Independent Director of the General Partner if such individual is at the time of initial appointment, or at any time while serving as an Independent Director of the General Partner, an independent director, member or manager of a “special purpose entity” (as said term is defined in General Partner’s limited liability company agreement) affiliated with the General Partner if such individual either (A) is an independent director or manager provided by a nationally-recognized company that provides professional independent directors and managers and other corporate services in the ordinary course of its business or (B) has been, is at the time of the initial appointment or may become, at any time while serving as an Independent Director of the General Partner, an independent director or independent manager for one or more of the following Affiliates of the General Partner: CBL/Columbia Place, LLC, CBL/Parkdale Mall GP, LLC or CBL/Parkdale Crossing GP, LLC

(the “Independent Manager Sharing Affiliates”) but is not an independent director or independent manager of any Affiliate of the General Partner other than the Independent Manager Sharing Affiliates.

“Key Principals” shall mean, collectively, REIT and UpREIT.

“Lender” shall have the meaning set forth in the preamble.

“Limited Partner” shall have the meaning set forth in the preamble.

“Liquidating Trustee” shall mean such Person as is selected by the Non-Defaulting Partner(s), which Person may include an Affiliate of the Partners. The Liquidating Trustee shall be empowered to give and receive notices, reports and payments in connection with the dissolution, liquidation and/or winding-up of the Partnership, and shall hold and exercise such other rights and powers as are necessary or required to permit all parties to deal with the Liquidating Trustee in connection with the dissolution, liquidation, and/or winding-up of the Partnership.

“Liquidation Event” shall have the meaning set forth in Section 11.6.

“Loan” shall have the meaning set forth in the preamble.

“Loan Agreement” shall have the meaning set forth in the preamble.

“Loan Documents” shall have the meaning set forth in Section 3.1.

“Management Agreement” shall mean a property management agreement with respect to the property management of the Property, dated as of the date hereof, between the Partnership, as owner, and, CBL & Associates Management, Inc., a Delaware corporation, its successors and assigns, as manager.

“Minimum Gain Attributable to Partner Nonrecourse Debt”, shall mean “partner nonrecourse debt minimum gain” as determined in accordance with Regulation Section 1.704-2(i)(2).

“Mortgaged Premises” shall have the meaning set forth in the preamble.

“Net Income or Net Loss” shall mean, for each Fiscal Year or other applicable period, an amount equal to the Partnership’s taxable income or loss for such year or period, as determined for federal income tax purposes, determined by the Accountants in accordance with Section 703(a) of the Code (for this purpose, all items of income, gain, loss or deduction required to be stated separately pursuant to Section 703(a) of the Code shall be included in taxable income or loss), with the following adjustments:

(a) any income of the Partnership that is exempt from federal income tax and not otherwise taken into account in computing Net Income or Net Loss shall be added to such taxable income or loss;

(b) any expenditures of the Partnership described in Section 705(a)(2)(B) of the Code or treated as Code Section 705(a) (2)(B) expenditures under Section 704(b) of the Code or Section 1.704-1(b)(2)(iv)(i) of the Regulations and not otherwise taken into account in computing Net Income or Net Loss shall be subtracted from such taxable income or loss;

(c) gain or loss resulting from any disposition of Partnership property with respect to which gain or loss is recognized for federal income tax purposes shall be computed by reference to the book value of such property (as the same may be restated or otherwise adjusted pursuant to Regulation Section 1.704-l(b)(2)(iv)) rather than its adjusted tax basis;

(d) in lieu of the depreciation, depletion, amortization and other cost recovery deductions taken into account in computing taxable income or loss, there shall be taken into account depreciation as determined under Regulation Section 1.704-1(b)(2)(iv)(g)(3);

(e) in the event the book value of any Partnership asset is restated and/or adjusted pursuant to Regulation Sections 1.704-l(b)(2)(iv)(e), (f) and (m), the amount of such adjustment shall be taken into account as additional Net Income or Net Loss, as the case may be;

(f) in the event of a non-taxable disposition or distribution of a Partnership asset, such asset shall be treated for purposes of calculating Net Income or Net Loss as if such asset had been sold for its gross fair market value; and

(g) excluding items specially allocated pursuant to Section 5.2 of Article V of this Agreement, except that once an item of income, gain, loss or deduction has been included in the initial computation of net Income or Net Loss or is allocated pursuant to Section 5-2 of Article V of this Agreement, Net Income or Net Loss shall be recomputed without regard to such item.

“Non-Defaulting Partner” shall have the meaning set forth in Section 11.1.

“Nonrecourse Deductions” shall have the meaning set forth in Sections 1.704-2(b)(l) and (c) of the Regulations.

“Nonrecourse Liabilities” shall have the meaning set forth in Section 1.704-2(b)(3) of the Regulations.

“Note” shall have the meaning set forth in Section 3.1.

“Partner Nonrecourse Deductions” shall have the meaning set forth in Section 1.704-2(i)(2) of the Regulations.

“Partners” shall mean Meridian Mall Company, Inc. and CBL & Associates Limited Partnership, their duly admitted successors or assigns or any Person who is a partner at the time of reference thereto.

“Partnership” shall have the meaning set forth in the preamble.

“Partnership Interest” shall mean the right, title and interest of a Partner in the Partnership at any particular time, including the right of such Partner to any and all benefits to which a Partner may be entitled as provided in this Agreement, together with the obligations of such Partner to comply with all the terms and provisions of this Agreement.

“Partnership Minimum Gain” shall have the meaning set forth in Sections 1.704-2(b)(2) and (d)(1) of the Regulations.

“Percentage Interest” shall mean one percent (1%) general partner’s interest in the case of General Partner and ninety-nine percent (99%) limited partner’s interest in the case of Limited Partner.

“Permitted Indebtedness” shall have the meaning ascribed to that term in Section 3.1.24(d) of the Loan Agreement.

“Person” shall mean any natural person or Entity.

“Property” shall have the meaning set forth in the preamble.

“Rating Agencies” shall mean, prior to the final Securitization of the Loan, each of (i) Standard & Poor’s Ratings Group, a division of The McGraw-Hill Companies (ii) Moody’s Investors Service, Inc. and Fitch, Inc. or any other nationally recognized statistical rating agency which has been designated by Lender and, after the final Securitization of the Loan, shall mean any two (2) of the foregoing that have rated any of the Securities.

“Regulations” means the proposed, temporary and final regulations promulgated by the Treasury Department pursuant to the Code, as amended from time to time, including corresponding provisions of succeeding regulations.

“Regulatory Allocations” shall have the meaning set forth in Section 5.3.

“REIT” shall mean CBL & Associates Properties, Inc., a Delaware corporation, which has elected pursuant to Section 856 et. seq. of the Code to be a Real Estate Investment Trust as governed by said Sections of the Code.

“Section 704(c) Tax Items” shall have the meaning set forth in Section 5.4 (c).

“Securitization” shall mean a transaction pursuant to which the Lender securitizes the Loan or any portion thereof in a single asset securitization or a pooled loan securitization

“Special Purpose General Partner” and “SPGP” shall have the meaning ascribed to that term in Section 9.3(xxvii) below.

“Special Purpose Provisions” shall have the meaning set forth in Section 12.1 below.

“State” shall mean the State of Michigan.

“Tax Items” shall have the meaning set forth in Section 5.4(a).

“Tax Matters Partner” shall have the meaning set forth in Section 7.4.

“transfer” shall have the meaning set forth in Section 10.1.

“Treasury Regulations” mean the regulations and all amendments thereto issued by the U. S. Treasury Department in interpretation of the Code.

“UpREIT” shall mean CBL & Associates Limited Partnership, a Delaware limited partnership.

1.2 Exhibits, Etc. References to “Exhibit” or to “Schedule” are, unless otherwise specified, to one of the Exhibits or Schedules attached to this Agreement, and references to an “Article” or a “Section” are, unless otherwise specified, to one of the Articles or Sections of this Agreement. Each Exhibit and Schedule attached hereto and referred to herein is hereby incorporated herein by such reference.

ARTICLE II

ORGANIZATION OF PARTNERSHIP

2.1 Formation. The Partnership is organized as a limited partnership under the Act, and the parties desire that the Partnership shall continue to qualify as a limited partnership thereunder. The General Partner, on behalf of the Partnership and the Limited Partner, has executed, delivered and filed a Certificate of Limited Partnership for the Partnership with the Secretary of State of the State of Michigan, and all such other certificates and documents relating thereto and shall do all such filing, recording, publishing and other acts, as may be necessary or appropriate from time to time to comply with all requirements for the organization and/or operation of the Partnership as a limited partnership in the State of Michigan and all other jurisdictions where the Partnership shall desire to conduct business. The General Partner shall cause the Partnership to comply with all requirements for the qualification of the Partnership as a limited partnership in any jurisdiction before the Partnership shall conduct any business in such jurisdiction. In the event of a conflict between the terms of this Agreement and the terms of the Certificate of Limited Partnership, the terms of the Certificate of Limited Partnership shall prevail. In the event that the Certificate of Limited Partnership is required to include additional information, such information may be included but, for so long as the Loan is outstanding and until the Mortgage is released, such additional information shall be required to be consistent with the terms of this Agreement.

2.2 Name. The name of the Partnership shall be Meridian Mall Limited Partnership. The Partnership shall file any assumed or fictitious name certificates as may be required to conduct business in any state.

2.3 Principal Place of Business. The location of the Partnership’s principal place of business shall be Suite 500, CBL Center, 2030 Hamilton Place Boulevard, Chattanooga, Tennessee 37421.

2.4 Term. The Partnership has heretofore commenced business and shall continue its business through and until its termination on December 31, 2050, unless sooner terminated as hereinafter provided.

2.5 Documents. The Partners shall execute all such certificates, notices, statements or other instruments, including without limitation, fictitious or assumed name certificates as shall constitute compliance with all requirements as may be necessary to enable the Partnership to conduct its business or to own its properties under the Partnership name or to preserve the character of the Partnership under applicable law.

2.6 Certain Transaction. In connection with the execution and delivery of this Agreement, the Partnership shall execute and deliver the Management Agreement.

ARTICLE III

PURPOSE AND POWER

3.1 Purpose. The purposes for which the Partnership is organized are limited solely to (i) owning, holding, leasing, operating and managing the Mortgaged Premises, (ii) entering into and performing its obligations under the note payable to Lender on the Loan (the “Note”), the instruments by which the Note is secured, the Loan Agreement and any other documents related to and executed in connection with any of the foregoing (collectively, the “Loan Documents”), (iii) refinancing the Mortgaged Premises in connection with a repayment of the Note, (iv) selling, exchanging, transferring and refinancing the Mortgaged Premises to the extent permitted under the Loan Agreement and (v) engaging in any lawful act or activity and exercising any powers permitted to limited partnerships organized under the laws of the State of Michigan that are related or incidental to and necessary, convenient or advisable to accomplish the foregoing. Also, it is the stated intent and purpose of the Partnership to operate under this Agreement and the Act and to be characterized as a limited partnership under the Act and to be characterized, for federal tax purposes, as a partnership subject to Subchapter K of the Code. Subject to the terms of this Agreement, the General Partner shall revise this Agreement and/or otherwise restructure the Partnership if such action is necessary to continue the status of the Partnership as a limited partnership under the Act and to continue the Partnership’s characterization as a partnership under federal tax laws.

3.2 Powers. In furtherance of the foregoing purposes, the Partnership shall have the full power and authority to conduct its business as provided by this Agreement, the Act and applicable law. The Partnership, and the General Partner on behalf of the Partnership, may enter into and perform the Loan Documents, the Management Agreement and any documents contemplated thereby or related thereto and any amendments thereto, without any further act, vote or approval of any Person, notwithstanding any other provision of this Agreement. The General Partner is hereby authorized to enter into the documents described in the preceding sentence on behalf of the Partnership, but such authorization shall not be deemed a restriction on the power of the General Partner to enter into other documents on behalf of the Partnership.

ARTICLE IV

PARTNERSHIP CAPITAL

4.1 Contributions of Partners. The initial capital of the Partnership shall be the aggregate amount of capital contributed by the General Partner and the Limited Partner as shown on Exhibit “B” hereto. Each such Partner shall contribute the amounts set forth opposite said Partner’s name on Exhibit “B” hereto. Except as otherwise expressly provided herein or required by applicable law, the Partners shall not be required to contribute any additional capital to the Partnership.

4.2 Withdrawal, Return of Capital; Interest. No Partner shall be entitled to withdraw any part of its Capital Contribution (s), or shall be entitled to any distributions from the Partnership, except as specifically provided herein. No Partner shall be entitled to interest on any Capital Contribution to the Partnership or on such Partner’s Capital Account.

4.3 No Third Party Beneficiary.

(a) Subject to Section 4.3(b) of this Agreement, no creditor or other third party having dealings with the Partnership shall have the right to enforce the right or obligation of any Partner to make Capital Contributions or to pursue any other right or remedy hereunder or at law or in equity, it being understood and agreed that the provisions of this Agreement shall be solely for the benefit of, and may be enforced solely by, the parties hereto and their respective successors and assigns. None of the rights or obligations of the Partners herein set forth to make Capital Contributions to the Partnership shall be deemed an asset of the Partnership for any purpose by any creditor or other third party, nor may such rights or obligations be sold, transferred or assigned by the Partnership or pledged or encumbered by the Partnership to secure any debt or other obligation of the Partnership or of any of the Partners.

(b) Notwithstanding anything contained herein to the contrary, for so long as the Loan is outstanding , in whole or in part, Lender is an intended third-party beneficiary of the Special Purpose Provisions.

4.4 Priority. Except as otherwise expressly provided herein, there shall be no priority among the Partners as to the return of capital contributions or withdrawals from or distributions of the Partnership.

ARTICLE V

ALLOCATION OF PARTNERSHIP ITEMS

5.1 Net Income and Net Loss. After giving effect to the allocations set forth in Sections 5.2 and 5.3, Net Income or Net Loss, as the case may be, for any Fiscal Year or other applicable period shall be allocated between the Partners in accordance with their respective Percentage Interests.

5.2 Special Allocations. Notwithstanding any provisions of Section 5.1 to the contrary, the following special allocations shall be made in the following order:

(a) Minimum Gain Chargeback (Nonrecourse Liabilities). Notwithstanding anything to the contrary contained in this Article V, if there is a net decrease in Partnership Minimum Gain for any Fiscal Year (except as a result of conversion or refinancing of Partnership Nonrecourse Liabilities, certain capital contributions or revaluation of the Partnership Property, all as further outlined in subsections (d)(4), (f)(2), or (f)(3) of Regulations Section 1.704-2), each Partner shall be specially allocated items of Partnership income and gain for such year (and, if necessary, subsequent years) in an amount equal to that Partner’s share of the net decrease in the Partnership Minimum Gain. The items to be so allocated shall be determined in accordance with Regulations Section 1.702-2(f). This Section (a) is intended to comply with the minimum gain chargeback requirement in said section of the Regulations and shall be interpreted consistently therewith. Allocations pursuant to this section shall be made in proportion to the respective amounts required to be allocated to each Partner pursuant thereto.

(b) Minimum Gain Attributable to Partner Nonrecourse Debt. After giving effect to Section 4.2(a), if there is a net decrease in Minimum Gain Attributable To Partner Nonrecourse Debt for any Fiscal Year (other than due to the conversion, refinancing, or other change in the debt instrument attributable to such Partnership Nonrecourse Liabilities causing it to become partially or wholly nonrecourse, certain capital contributions or revaluations of the Partnership Property as further outlined in Regulations Section 1.704-2(i)(4)), each Partner shall be specially allocated items of Partnership income and gain for such Fiscal Year (and, if necessary, subsequent years) in an amount equal to that Partner’s share of the net decrease in such Minimum Gain Attributable To Partner Nonrecourse Debt. The items to be so allocated shall be determined in accordance with Regulations Section 1.702-2(i)(4) and (j)(2). This Section (b) is intended to comply with the minimum gain chargeback requirement in said section of the Regulations and shall be interpreted consistently therewith. Allocations pursuant to this section shall be made in proportion to the respective amount required to be allocated to each Partner pursuant thereto.

(c) Nonrecourse Deductions. Nonrecourse Deductions for any Fiscal Year or other applicable period shall be allocated to the Partners in accordance with their respective Percentage Interests.

(d) Partner Nonrecourse Deductions. Partner Nonrecourse Deductions for any Fiscal Year or other period shall be specially allocated to the Partner that bears the economic risk of loss for the debt (i.e., the partner nonrecourse debt) in respect of which such Partner Nonrecourse Deductions are attributable (as determined under Regulation Sections 1.704-2(b)(4) and (i)(l)).

(e) Section 754 Basis Adjustments. To the extent an adjustment to the adjusted tax basis of any Partnership asset pursuant to Sections 732, 734 or 743 of the Code is required to be taken into account in determining Capital Accounts in accordance with Regulations Section 1.704-1(b)(2)(iv)(m), the amount of such adjustment to the Capital Accounts shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis) and such gain or loss shall be specially allocated to the Partners in a manner consistent with the manner in which their Capital Accounts are required to be adjusted pursuant to such Section of the Regulations.

5.3 Curative Allocations. The allocations set forth in Sections 4.2(a), 4.2(b), 5.2(d) and 5.2(e) (the “Regulatory Allocations”) are intended to comply with certain requirements of Regulations Section 1.704-1(b) . Notwithstanding any provisions of Sections 5.1 and 5.2 to the contrary (other than the Regulatory Allocations), the Regulatory Allocations shall be taken into account in allocating other items of income, gain, loss and deduction among the Partners so that, to the extent possible, the cumulative net amount of allocations of Partnership items under Sections 5.1, 5.2 and 5.3 shall be equal to the net amount that would have been allocated had the Regulatory Allocations not occurred. This Section 5.3 is intended to minimize to the extent possible and to the extent necessary any economic distortions which may result from application of the Regulatory Allocations and shall be interpreted in a manner consistent therewith.

5.4 Tax Allocations.

(a) Generally. Subject to Sections 5.4(b) and 5.4(c), tax items of income, gain, loss, deduction and credit (collectively, “Tax Items”) shall be allocated solely for tax purposes and not for purposes of computing Net Income or Net Loss among the Partners on the same basis as the respective book items.

(b) Sections 1245/1250 Recapture. If any portion of gain from the sale of property is treated as gain which is ordinary income by virtue of the application of Code Sections 1245 or 1250 (“Affected Gain”), then (i) such Affected Gain shall be allocated among the Partners in the same proportion that the depreciation and amortization deductions giving rise to the Affected Gain were allocated and (ii) other Tax Items of gain of the same character that would have been recognized, but for the application of Code Sections 1245 and/or 1250, shall be allocated away from those Partners who are allocated Affected Gain pursuant to Section 5.4(b)(i) above so that, to the extent possible, the other Partners are allocated the same amount, and type, of capital gain that would have been allocated to them had Code Sections 1245 and/or 1250 not applied. For purposes hereof, in order to determine the proportionate allocations of depreciation and amortization deductions for each Fiscal Year or other applicable period, such deductions shall be deemed allocated on the same basis as Net Income and Net Loss for such respective period.

(c) Allocations Respecting Section 704(c) and Revaluations; Curative Allocations Resulting from the Ceiling Rule. Notwithstanding Section 4.4(b), Tax Items with respect to Partner-ship property that are subject to Code Section 704(c) and/or Regulation Section 1.704-1(b)(2)(iv)(f) (collectively “Section 704(c) Tax Items”) shall, to the extent so required, be allocated in accordance with said Code section and/or Regulation Section 1.704-l(b)(4)(i), as the case may be. The allocation of Tax Items shall be subject to the “ceiling rule” stated in Regulation Section 1.704-l(c)(2)(i) and the General Partner will not make special, curative or other allocations to compensate for or cure the effect of such ceiling rule.

5.5 Allocations Subsequent to Assignment. To the extent permitted by the Code, Net Income or Net Loss and other items attributable to a Partnership Interest acquired by reason of an assignment from a Partner shall be allocated or adjusted between the assignor and the assignee based upon either (a) the length of time in any fiscal period of the Partnership during which the assigned Partnership Interest was owned by each of them, determined with reference to the effective date of the assignment, or (b) an interim closing of the Partnership’s books (at assignor’s sole expense), such manner of allocation or adjustment to be determined by the assignor, with the consent of the remaining Partners, which consent shall not be unreasonably withheld.

ARTICLE VI

PARTNERSHIP DISTRIBUTIONS

The Partners shall cause the Partnership to distribute Cash Flow, which shall be determined by the General Partner, to the Partners quarterly in amounts determined by the General Partner provided all such distributions shall be in accordance with the Partners’ respective Percentage Interests.

ARTICLE VII

ACCOUNTING MATTERS

7.1 Books and Records. The Partners shall maintain or cause to be maintained at the offices of the Partnership full, true, complete and correct books of account of the Partnership, in accordance with generally accepted accounting principles applied on a consistent basis. The books of account shall contain particulars of all monies, goods or effects belonging to or owing to or by the Partnership, or paid, received, sold or purchased in the course of the Partnership’s business, and all of such other transactions, matters and things relating to the business of the Partnership as are usually entered in books of accounts kept by Persons engaged in a business of a like kind and character. In addition, the Partnership shall keep all records as required to be kept pursuant to the Act. Each Partner shall, at reasonable times, have free access thereto for the purpose of inspecting or copying same.

7.2 Reports. The Partners shall prepare, or cause to be prepared, and furnish to each Person who was a Partner during a Fiscal Year as soon as practicable after the close of such

Fiscal Year, but in no event later than 45 days after the close of the Fiscal Year, Audited Financial Statements of the Partnership, consistent with the books of account of the Partnership, together with the reports thereon and all supplementary schedules and information prepared by the Accountants. The Partnership shall prepare and furnish to the General Partner such further information as shall be requested by or necessary for the General Partner or its partners to comply with all applicable legal, reporting and other requirements, including but not limited to tax requirements and requirements of the United States Securities and Exchange Commission.

7.3 Accounting Decisions. All decisions as to accounting principles shall be made by the General Partner.

7.4 Tax Matters Partner. The General Partner is hereby designated as the Tax Matters Partner within the meaning of Section 6231(a)(7) of the Code for the Partnership; provided, however, (a) in exercising its authority as Tax Matters Partner it shall be limited by the provisions of this Agreement affecting tax aspects of the Partnership; (b) the Tax Matters Partner shall consult in good faith with the other Partners regarding the filing of a Code Section 6227(b) administrative adjustment request with respect to the Partnership before filing such request, it being understood, however, that the provisions hereof shall not be construed to limit the ability of any Partner, to file an administrative adjustment request on its own behalf pursuant to Section 6227(a) of the Code; (c) the Tax Matters Partner shall consult in good faith with the other Partners regarding the filing of a petition for judicial review of an administrative adjustment request under Section 6228 of the Code, or a petition for judicial review of a final partnership administrative judgment under Section 6226 of the Code relating to the Partnership before filing such petition; (d) the Tax Matters Partner shall give prompt notice to the other Partner of the receipt of any written notice that the Internal Revenue Service or any state or local taxing authority intends to examine Partnership income tax returns for any year, receipt of written notice of the beginning of an administrative proceeding at the Partnership level relating to the Partnership under Section 6223 of the Code, receipt of written notice of the final Partnership administrative adjustment relating to the Partnership pursuant to Section 6223 of the Code, and receipt of any request from the Internal Revenue Service for waiver of any applicable statute of limitations with respect to the filing of any tax return by the Partnership; and (c) the Tax Matters Partner shall promptly notify the other partners if the Tax Matters Partner does not intend to file for judicial review with respect to the Partnership.

7.5 Tax Elections and Returns. The General Partner shall, from time to time, make such tax elections on behalf of the Partnership as it deems necessary or desirable in its sole discretion to carry out the business of the Partnership or the purposes of this Agreement, including but not limited to elections under Section 754 of the Code. The General Partner shall cause the Accountants to prepare and file federal, state and local tax returns for the Partnership on a timely basis, and shall furnish copies thereof to the Partners with required partnership schedules showing allocations of book and tax items. The General Partner shall cause the Accountants to submit to the Partners on or before the first day of the fourth month following the end of each Fiscal Year for approval all federal and state income tax returns of the Partnership. If any Partner shall disapprove the tax returns of the Partnership, as submitted by the Accountants, such disapproving Partner may indicate to the Accountants the suggested revisions to the tax returns.

7.6 Interim Accounting. The General Partner may cause the books of account of the Partnership to be closed on an interim basis, when it deems such closing necessary or appropriate under the circumstances, including but not limited to a transfer of a Partnership Interest causing a termination of the Partnership for tax purposes.

ARTICLE VIII

RIGHTS AND DUTIES OF GENERAL PARTNER

8.1 Management. Except as otherwise provided herein, any decisions concerning the business or property of the Partnership shall be made by the General Partner in its sole and absolute discretion. The General Partner shall have, and is hereby granted, full and complete power, authority and discretion to take such actions to carry out the purposes for which the Partnership was organized, including by way of illustration only, the right, power, authority and duty from time to time to do the following:

(a) To manage, control, invest, reinvest, acquire by purchase, lease or otherwise, sell, contract to purchase or sell, grant, obtain, or exercise options to purchase, options to sell or conversion rights, assign, transfer, convey, deliver, endorse, exchange, pledge, mortgage, abandon, improve, repair, maintain, insure, lease for any term and otherwise deal with any and all property of whatsoever kind and nature, and wheresoever situated, in furtherance of the purposes of the Partnership;

(b) To acquire, directly or indirectly, interests in real estate of any kind and of any type, and any and all kinds of interests therein, and to determine the manner in which title thereto is to be held; to manage, insure against loss, protect and subdivide any of the real estate, interests therein or parts thereof; to improve develop or redevelop any such real estate; to participate in the ownership and development of any property; to dedicate for public use, to vacate any subdivisions or parts thereof, to resubdivide, to contract to sell, to grant options to purchase, to sell on any terms; to convey, to mortgage, pledge or otherwise encumber said property, or any part thereof; to lease said property or any part thereof from time to time, upon any terms and for any period of time, and to renew or extend leases, to amend, change or modify the terms and provisions of any leases and to grant options to lease and options to renew leases and options to purchase; to partition or to exchange said real property, or any part thereof, for other real or personal property; to grant easement or charges of any kind; to release, convey or assign any right, title or interest in or about or easement appurtenant to said property or any part thereof; to construct and reconstruct, remodel, alter, repair, add to or take from buildings on said premises; to insure any Person having an interest in or responsibility for the care, management or repair of such property; to direct the trustee of any land trust to mortgage, lease, convey or contract to convey the real estate held in such land trust or to execute and deliver deeds, mortgages, notes, and any and all documents pertaining to the property subject to such land trust or in any matter regarding such trust; to execute assignments of all or any part of the beneficial interest in such land trust;

(c) To employ, engage or contract with or dismiss from employment or engagement Persons to the extent deemed necessary by the General Partner for the operation and management of the Partnership business, including but not limited to contractors, subcontractors, engineers, architects, surveyors, mechanics, consultants, accountants, attorneys, insurance brokers, real estate brokers and others;

(d) To enter into contracts on behalf of the Partnership and to perform or cause to be performed by power of attorney or otherwise all of the Partnership’s obligations;

(e) To borrow money, procure loans and advances from any Person for Partnership purposes, and to apply for and secure, from any Person, credit for accommodations; to contract liabilities and obligations, direct or contingent and of every kind and nature with or without security; and to repay, discharge, settle, adjust, compromise, or liquidate any such loan, advance, credit, obligation or liability;

(f) To pledge, hypothecate, mortgage, assign, deposit, deliver, enter into sale and leaseback arrangements or otherwise give as security or as additional or substitute security, or for sale or other disposition any and all Partnership property, tangible or intangible, including, but not limited to, real estate and beneficial interests in land trusts, and to make substitutions thereof, and to receive any proceeds thereof upon the release or surrender thereof; to sign, execute and deliver any and all assignments, deeds and other contracts and instruments in writing; to authorize, give, make, procure, accept and receive moneys, payments, property, notices, demands, vouchers, receipts, releases, compromises and adjustments; to waive notices, demands protests and authorize and execute waivers of every kind and nature; to enter into, make, execute, deliver and receive written agreements, undertakings and instruments of every kind and nature; to give oral instructions and make oral agreements; and generally to do any and all other acts and things incidental to any of the foregoing or with reference to any dealings or transactions which any attorney may deem necessary, proper or advisable;

(g) To acquire and enter into any contract of insurance which the General Partner deems necessary or appropriate for the protection of the Partnership, for the conservation of the Partnership’s assets or for any purpose convenient or beneficial to the Partnership;

(h) To conduct any and all banking transactions on behalf of the Partnership; to adjust and settle checking, savings, and other accounts with such institutions as the General Partner shall deem appropriate; to draw, sign, execute, accept, endorse, guarantee, deliver, receive and pay any checks, drafts, bills of exchange, acceptances, notes, obligations, undertakings and other instruments for or relating to the payment, of money in, into, or from any account in the Partnership’s name; to execute, procure, consent to and authorize extensions and renewals of the same; to make deposits and withdraw the same and to negotiate or discount commercial paper, acceptances, negotiable instruments, bills of exchange and dollar drafts;

(i) To demand, sue for, receive, and otherwise take steps to collect or recover all debts, rents, proceeds, interests, dividends, goods, chattels, income from property, damages and all other property, to which the Partnership may be entitled or which are or may become due the Partnership from any Person: to commence, prosecute or enforce, or to defend, answer or oppose, contest and abandon all legal proceedings in which the Partnership is or may hereafter be interested; and to settle, compromise or submit to arbitration any accounts, debts, claims, disputes and matters which may arise between the Partnership and any other Person and to grant an extension of time for the payment or satisfaction thereof on any terms, with or without security;

(j) To make arrangements for financing, including the taking of all actions deemed necessary or appropriate by the General Partner to cause any approved loans to be closed;

(k) To take all reasonable measures necessary to insure compliance by the Partnership with applicable arrangements, and other contractual obligations and arrangements entered into by the Partnership from time to time in accordance with the provisions of this Agreement, including periodic reports as required to lenders and using all due diligence to insure that the Partnership is in compliance with its contractual obligations;

(l) To maintain the Partnership’s books of account and records; and

(m) To prepare and deliver, or cause to be prepared and delivered by the Partnership’s Accountants, all financial and other reports with respect to the operations of the Partnership, and preparation and filing of all federal and state tax returns and reports.

Except as otherwise provided herein, to the extent the duties of the Partners require expenditures of funds to be paid to third parties, the Partners shall not have any obligations hereunder except to the extent that Partnership funds are reasonably available to it for the performance of such duties, and nothing herein contained shall be deemed to authorize or require the Partners, in their capacity as such, to expend individual funds for payment to third parties or to undertake any individual liability or obligation on behalf of the Partnership except as may be required by the Act.

8.2 Right of Public to Rely on Authority of the General Partner. Nothing herein contained shall impose any obligations on any Person or firm doing business with the Partnership to inquire as to whether or not the General Partner has exceeded its authority in executing any contract, lease, mortgage, deed or other instrument on behalf of the Partnership, and any such third person shall be fully protected in relying upon such authority.

8.3 Reimbursement. Upon proper written substantiation and verification as determined by the General Partner, any Partner shall be entitled to receive out of Partnership funds available therefor reimbursement of all amounts reasonably expended by such Partner out of its own funds in payment of properly incurred Partnership obligations. Reimbursements pursuant to this section shall not be duplicative of payments to such Partner under any other provision of this Agreement or other agreement.

8.4 Compensation of the Partners. The Partners shall not be entitled to any compensation for services rendered to the Partnership solely in their capacity as Partners.

8.5 Contracts with Affiliates. The Partnership may retain, on behalf of the Partnership, the services of a Partner or a firm to which a Partner is an Affiliate to render such services as the General Partner shall deem advisable for the operation and management of the Partnership on such terms and for such compensation as the General Partner shall determine. The validity of any transaction, agreement or payment involving the Partnership and an Affiliate, otherwise permitted by the Terms of this Agreement shall not be affected by reason of the relationship between the Partnership and the Partners or such Affiliate.

8.6 Waiver and Indemnification.

(a) Neither the Partners nor any Person acting on their behalf, pursuant hereto, shall be liable, responsible or accountable in damages or otherwise to the Partnership or to any Partner for any acts or omissions performed or omitted to be performed by them within the scope of the authority conferred upon the Partners by this Agreement and the Act, provided that the Partner’s or such other Person’s conduct or omission to act was taken in good faith and in the belief that such conduct or omission was in the best interests of the Partnership and, provided further, that the Partner or such other Person shall not be guilty of fraud, misconduct or negligence. The Partnership shall, and hereby does, indemnify and hold harmless the Partners and their Affiliates and any individual acting on their behalf from any loss, damage, claims or liability, including, but not limited to, reasonable attorneys’ fees and expenses, incurred by them by reason of any act performed by them in accordance with the standards set forth above or in enforcing the provisions of this indemnity; provided, however, no Partner shall have any personal liability with respect to the foregoing indemnification, any such indemnification to be satisfied solely out of the assets of the Partnership.

(b) Any Person entitled to indemnification under this Agreement shall be entitled to receive, upon application therefor, advances to cover the costs of defending any proceeding against such Person; provided, however, that such advances shall be repaid to the Partnership, without interest, if such Person is found by a court of competent jurisdiction upon entry of a final judgment not to be entitled to such indemnification. All rights of the indemnitee hereunder shall survive the dissolution of the Partnership; provided, however, that a claim for indemnification under this Agreement must be made by or on behalf of the Person seeking indemnification prior to the time the Partnership is liquidated hereunder. The indemnification rights contained in this Agreement shall be cumulative of, and in addition to, any and all rights, remedies and recourse to which the Person seeking indemnification shall be entitled, whether at law or at equity. Indemnification pursuant to this Agreement shall be made solely and entirely from the assets for the Partnership and no Partner shall be liable therefor.

8.7 Title Holder. To the extent allowable under applicable law, the Partnership may hold title to all or any part of its properties in the name of an individual, corporation, partnership, trust or otherwise, the beneficial interest in which shall at all times be vested in the Partnership, and may agree that any such title holders be vested with all or any part of the powers which might otherwise reside in the Partnership. Any such title holders shall perform any and all of their respective functions to the extent and upon such terms and conditions as may be determined from time to time by the General Partner in accordance with the terms hereof.

8.8 Continuing Qualification of REIT Status. Notwithstanding anything contained herein to the contrary, so long as the REIT holds a direct or indirect interest in the Partnership, unless waived in writing by the REIT, the parties hereto, and their respective successors and assigns, shall conduct their operations in a manner that shall permit the REIT to continue to qualify as a real estate investment trust under Code Section 856 through and including 860 as amended, and under other applicable provisions of the Code and the Regulations thereunder. In accordance with the preceding sentence, but not in limitation thereof:

(i) any Person, including any property manager or leasing agent, rendering services to a lessee or sublessee of all or any part of the Property shall be an independent contractor with respect to the REIT within the meaning of Code Section 856(d)(3) from whom the REIT does not derive or receive any income except as may be permitted by Code Section 856(d)(2)(C) and the Regulations thereunder;

(ii) any management or leasing agreement entered into by the Partnership shall comply with the terms and provisions of this Section 8.8;

(iii) the REIT shall not own, directly or indirectly, or by attribution (in accordance with the attribution rules referred to in Code Section 856(d)(5)), in the aggregate, 10% or more of all classes of stock, 10% or more of the voting power or 10% or more of the assets or net profits of a lessee or sublessee of all or any part of the Property;

(iv) the leases or subleases of all or any part of the Property shall not provide for rents based in whole or in part on the income or profits (within the meaning of Code Section 856(d)(2)(A)) derived by any tenant or subtenant from all or any part of the Property; and

(v) rents under a lease or sublease of all or any part of the Property attributable to personal property leased or subleased under or in connection with such lease or sublease shall not exceed 15% of the total rents payable under or in connection with such lease or sublease for each taxable year.

ARTICLE IX

SPECIFIC COVENANTS

Notwithstanding any provision in this Agreement or in any other document governing the formation, management or operation of the Partnership to the contrary, until (i) the Loan is no longer outstanding or (ii) the Partnership is no longer otherwise subject to any provisions of the Loan Agreement (whichever is the earlier to occur), the following covenants shall apply and be binding on the Partners and the Partnership:

9.1 Limitation on Indebtedness

The Partnership will not incur any debt, secured or unsecured, direct or contingent (including guaranteeing any obligation) other than Permitted Indebtedness.

9.2 Limitation on Dissolution, Liquidation, Consolidation, Merger or Sale of Assets; Limitation on Bankruptcy

(i) The Partnership is, to the fullest extent permitted by law, prohibited from engaging in any dissolution, liquidation, consolidation, merger or sale or transfer of substantially all of its assets.

(ii) The Partnership will not without the consent of the General Partner and both of the Independent Directors of the General Partner (with the Limited Partners not being entitled to participate in the following decisions): (A) file or consent to the filing of any bankruptcy, insolvency or reorganization case or proceeding, or institute any proceedings under any applicable insolvency law or otherwise seek any relief under any laws relating to the relief from debts or the protection of debtors generally, (B) seek or consent to the appointment of a receiver, liquidator, assignee, trustee, sequestrator, custodian or any similar official for itself or any other entity, (C) make an assignment of its assets for the benefit of its creditors or an assignment of the assets of another entity for the benefit of such entity’s creditors, or (D) take any action in furtherance of the foregoing; provided further that the General Partner shall not vote on or authorize the taking of any of the actions described in this Section 9.2(ii) unless there are two Independent Directors then serving in such capacity.

9.3 Separateness Covenants

The Partnership and General Partner on behalf of the Partnership shall:

(i) Maintain the Partnership’s books and records separate from those of any other Person;

(ii) Maintain the Partnership’s bank accounts separate from the bank account of any other Person;

(iii) Not commingle the Partnership’s assets with those of any Affiliate or constituent party or Person and hold all of its assets in the Partnership’s own name;

(iv) Maintain its assets in such a manner that it will not be costly or difficult to segregate, ascertain or identify its individual assets from those of any Affiliate or constituent party or any other Person;

(v) Conduct the Partnership’s business in the Partnership’s name, (except for services rendered under a arm’s length business management services agreement with an Affiliate that comply with provisions of the Loan Agreement, so long as the Partnership requires that such manager, or equivalent thereof, under such business management services agreement expressly indicate in written communications on behalf of the Partnership that it is acting on behalf of the Partnership);

(vi) Maintain separate financial statements, showing its assets and liabilities separate and apart from those of any other Person and not to allow its assets to be listed on the financial statement of any other Person; provided, however, the Partnership may include its financial statements as part of a consolidated financial statement if (A) such statements contain a notation that makes clear that the Partnership is a separate entity and that the assets and credits of the Partnership are not available to satisfy the debts and other obligations of any other Person and that the assets and credit of such other Person are not available to satisfy the debts and other obligations of the Partnership and (B) the Partnership’s assets and liabilities are listed on the Partnership’s own separate financial statements;

(vii) (a) File its own tax returns separate from those of any other Person, except to the extent that (A) the Partnership is treated as a “disregarded entity” for tax purposes and is not required to file tax returns under applicable law or (B) it is allowed to file consolidated tax returns, in which case the Partnership may include its taxable income, loss, deductions, gains or other items as part of a consolidated tax return, provided that each consolidated tax return will make clear that the assets of the Partnership are not available to satisfy the liabilities of any other Person or that the assets of such Person are not available to satisfy the liabilities of the Partnership and (b) pay any taxes required to be paid under applicable law;

(viii) Pay its own liabilities and expenses only out of its own funds;

(ix) Observe all organizational formalities necessary to maintain its separate existence and to preserve its existence in good standing as a limited partnership under the laws of the State of Michigan;

(x) Not enter into any transactions with an Affiliate except on commercially reasonable terms similar to those available to unaffiliated parties in an arms-length transaction;

(xi) Pay the salaries of its own employees, if any, only from its own funds;

(xii) Maintain a sufficient number of employees in light of its contemplated business purpose, transactions and liabilities;

(xiii) Not guarantee any obligation of any Person, including an Affiliate, or become obligated for the debts of any other Person;

(xiv) Not hold out its credit as being available to satisfy the obligations of any other Person;

(xv) Not acquire any obligation or securities of its affiliates or owners, including partners, members or shareholders, as appropriate;

(xvi) Not make or permit to remain outstanding any loan or advance to, or own or acquire any stock or securities of, any Person, except that the Partnership may invest in those investments permitted under the Loan Documents and may make any advance required or expressly permitted to be made pursuant to any provisions of the Loan Documents (and permit the same to remain outstanding in accordance with such provisions);

(xvii) Allocate fairly and reasonably any overhead expenses that are shared with an Affiliate, including paying for shared office space and for services performed by an employee of an Affiliate;

(xviii) Use separate stationery, invoices, and checks bearing its own name;

(xix) Not pledge its assets for the benefit of any other Person, other than to Lender to secure the Loan;

(xx) Hold itself out to the public and all other Persons as a legal entity separate from that of any other Person;

(xxi) Correct any known misunderstanding regarding its separate identity;

(xxii) Not identify itself as a division of any other Person, although from a marketing standpoint, the Property may be disclosed as being associated with REIT and CBL & Associates Management, Inc. may promote its services related to the Property using service marks that it uses to promote its services at other shopping centers owned directly or indirectly through affiliates by UpREIT, provided, however, that to the extent CBL & Associates Management, Inc. acts on behalf of the Partnership, the Partnership will require that CBL & Associates Management, Inc. expressly indicate in written communications on behalf of the Partnership that it is acting on behalf of the Partnership;

(xxiii) Maintain adequate capital in light of its contemplated business purposes, transactions and liabilities;

(xxiv) Not form, acquire or hold any subsidiary or own any equity interest in any other entity;

(xxv) Not hold out the assets or the creditworthiness of any Person as being available for the payment of any liability of the Partnership.

(xxvi) Not engage, directly or indirectly, in any business other than as described in Section 3.1 and not engage in any activity except those required to be performed under the Loan Documents or this Section 9.3 or permitted to be performed under both of them;

(xxvii) At all times have one and only one general partner and such general partner shall be an entity that: (A) is either a special purpose corporation with two Independent Directors or a special purpose limited liability company with two independent managers; (B) holds a .5% or greater direct partnership interest in the Partnership; and (C) is bound, under its organizational documents, by substantially the same separateness covenants as the General Partner (a “Special Purpose General Partner” or “SPGP”);

(xxviii) Not own any real property other than the Mortgaged Premises and not own any personal property that is not necessary or incidental to the pursuit of its business purposes as described in Section 3.1.

(xxix) Cause the General Partner and other representatives of the Partnership to act at all times with respect to the Partnership consistently and in furtherance of the foregoing and in the best interests of the Partnership; and

Failure of the Partnership, or the General Partner on behalf of the Partnership, to comply with any of the foregoing covenants or any other covenants contained in this Agreement shall not affect the status of the Partnership as a separate legal entity or the limited liability of the Limited Partner.

9.4 Subordination of Indemnity.

Any indemnification by the Partnership shall be fully subordinated to any obligations respecting the Loan and shall not constitute a claim against the Partnership in the event that the cash flow of the Partnership after payment of all obligations under the Loan is insufficient to pay such indemnity obligations.

9.5 Replacement of Special Purpose General Partner Upon Dissociation.

Upon the dissociation or withdrawal of the SPGP from the Partnership or the liquidation of the SPGP, the Partnership must (i) appoint a new SPGP, (ii) deliver an acceptable non-consolidation opinion to the holder of the Loan and to each of the Rating Agencies concerning, as applicable, the Partnership, the new SPGP, and its owners, and (iii) obtain confirmation from each of the Rating Agencies that the change in the SPGP will not result in a qualification, withdrawal or downgrade of any securities rating.

9.6 Limits on Distributions

The Partnership, and the General Partner on behalf of the Partnership, shall not make a distribution to any Partner on account of its interest in the Partnership if such distribution would (i) violate the Act or other applicable law or (ii) constitute an Event of Default under the Loan Agreement.

9.7 Prevention of Dissolution

(a) Loss of General Partner.

Notwithstanding any other provision of this Agreement, the Bankruptcy of the General Partner or any general partner in the partnership shall not cause such general partner to cease to be a general partner of the Partnership and upon the occurrence of such an event, the Partnership shall continue without dissolution.

(b) Loss of Limited Partner.

The Bankruptcy, death, disability or declaration of incompetence of a limited partner shall not, in and of itself, dissolve the Partnership, but the rights of a limited partner to share in the profits and losses of the Partnership and to receive distributions of Partnership funds shall, on the happening of such an event, devolve upon the limited partner’s personal representative or legal successor, subject to this Agreement, and the Partnership shall continue as a limited partnership. The limited partner’s personal representative shall be liable for all of the obligations of the limited partner. In no event shall the personal representative become a substituted limited partner, except in accordance with the provisions of this Agreement. Upon the occurrence of any event that would result in there being no limited partner in the Partnership, the Partnership shall not dissolve and the general partners or the personal representative of the last remaining limited partner shall agree in writing to continue the business of the Partnership and to the admission of the personal representative of such limited partner or its nominee or designee to the limited partnership as a limited partner, effective as of the occurrence of the event that caused the last limited partner to cease to be a limited partner.

ARTICLE X

TRANSFER OF PARTNERSHIP INTERESTS;

WITHDRAWAL FROM THE PARTNERSHIP

10.1 General Restriction on Transfer. Except to the extent permitted by this Article X or as otherwise provided herein, no Partner may sell, assign, pledge, encumber or otherwise dispose of all or any portion of its Partnership Interest (collectively, a “transfer”), whether or not the transferee shall thereby, or as a result thereof, become or seek to become a Partner, without the express prior written consent of the other Partner which may be given or withheld in the sole discretion of such Partner. Any Partnership Interest validly transferred in accordance with the provisions of this Article X shall remain subject to all limitations and restrictions contained in this Agreement and any such transferee must so agree in writing as provided in Section 10.3.

10.2 Loan Agreement Restrictions. For the period of time that the Loan is outstanding in whole or in part or the Partnership is otherwise subject to any provisions of the Loan Agreement, no transfer of any direct or indirect ownership interest in the Partnership or the General Partner shall be allowed except to the extent permitted under the Loan Agreement.

10.3 Further Restrictions on Transfer. In addition to any other restrictions on transfer herein contained, in no event may any transfer or assignment of any Partnership Interest be made (a) to any Person who lacks the legal right, power or capacity to own a Partnership Interest; (b) to any Person whose status as a Partner would have an adverse effect for income tax purposes on the Partnership or any of the continuing Partners (including, without limitation, a constructive termination of the Partnership pursuant to Code Section 708(b)(1)(B)); (c) in violation of any provision of any mortgage or trust deed (or the note or bond secured thereby) constituting a lien against any Partnership property, or other instrument, document or agreement to which the Partnership is a party or otherwise bound; (d) in violation of applicable law; or (e) of any component portion of a Partnership Interest, separate and apart from all other components of said Partnership Interest.

10.4 New Partners. Any Person, not then a Partner, to whom a Partnership Interest shall be transferred in accordance with the provisions hereof shall not, notwithstanding such transfer, become a Partner hereunder unless such Person shall, in a written instrument reasonably satisfactory to the Partners, expressly assume and agree to be bound by all of the terms and provisions of this Agreement. All reasonable costs and expenses incurred by the Partnership in connection with any transfer, and, if applicable, the admission of a Person as a Partner hereunder, shall be paid by the transferring Person. If a Partnership Interest is transferred in accordance with the provisions hereof and the transferee refuses to execute an agreement to be bound by all of the terms and provisions of this Agreement, such transferee shall be deemed a mere assignee of profits only without any right, power or authority of a Partner hereunder and shall bear losses in the same manner as its predecessor in interest; the transferor of such interest shall thereafter be considered to have no further rights or interest in the Partnership with respect to the interest transferred, but shall nonetheless be subject to its obligations under this Agreement with respect to such interest. Upon compliance with the provisions hereof, and upon execution and delivery of the aforesaid written instrument by the transferee, the transferee shall be admitted to the Partnership as a Partner, the transferor shall withdraw from the Partnership to the extent of its transferred Partnership Interest, and, subject to Section 10.2, the transferor shall be relieved of any further liabilities or obligations as a Partner to the extent of its transferred Partnership Interest from and after the effective date of such transfer, but shall continue to be liable for any matters arising prior to the effective date of such transfer.

10.5 Dissolution of Partnership upon Transfer. In the event of a transfer of a Partnership Interest pursuant to this Article X, such transfer shall not cause a dissolution of the Partnership under applicable law.

ARTICLE XI

DISSOLUTION AND TERMINATION

11.1 Dissolution. Subject to the provisions of Article IX of this Agreement, the Partnership shall continue in effect until the expiration of its term, unless sooner dissolved upon the occurrence of any one or more of the following events:

(a) subject to Section 2.4, the occurrence of any of the events set forth in Article XI;

(b) at any time there are no limited partners of the Partnership, unless the business of the Partnership is continued in accordance with the Act; or

(c) any events that result in the General Partner ceasing to be a general partner of the Partnership under the Act, provided that the Partnership shall not be dissolved and required to be wound up in connection with any such event if (A) at the time of the occurrence of such event there is at least one remaining general partner of the Partnership who is hereby authorized to and does carry on the business of the Partnership, or (B) within 90 days after the occurrence of such event, a majority of the limited partners agree in writing or vote to continue the business of the Partnership and to the appointment, effective as of the date of such event, if required, of one or more additional general partners of the Partnership.

Dissolution of the Partnership caused by a Partner in contravention of this Agreement (a “Defaulting Partner”) shall be a violation of this Agreement and the other Partner (the “Non-Defaulting Partner”) shall have: all rights and remedies provided under applicable law and, in addition thereto, the right to any and all damages at law or in equity resulting from such violation of this Agreement. To the extent permissible by law, whether or not the business of the Partnership is continued by the Non-Defaulting Partner, such Non-Defaulting Partner shall be permitted to withhold the Defaulting Partner’s share of Partnership property the Defaulting Partner would otherwise be entitled to under this Article XI upon the winding-up and termination of the Partnership as collateral security for the obligations such Defaulting Partner may have to the Non-Defaulting Partner in connection with the operation and dissolution of the Partnership.

11.2 Assumption of Agreements. No vote by the Partners to dissolve the Partnership pursuant to Section 11.1(b) hereof shall be effective unless, prior to or concurrently with such vote, there shall have been established procedures for the assumption of all of the Partnership’s obligations.

11.3 Accounting. Upon the dissolution of the Partnership, a proper accounting (which shall be certified) shall be made of the assets and liabilities of the Partnership and the Capital Account of each Partner as of the date of dissolution and of the items of Net Income and Net Loss of the Partnership from the date of the last previous accounting to the date of dissolution. Audited financial statements presenting such accounting shall be prepared.

11.4 Liquidating Trustee.

(a) Winding-Up. Upon the dissolution of the Partnership, the affairs of the Partnership shall be wound up and terminated and the Partners shall continue to share Net Income, Net Loss, Cash Flow and other items of the Partnership during the winding-up period in accordance with the provisions of Articles V and VI hereof. The winding-up of the affairs of the Partnership and the distribution of its assets shall be conducted exclusively by the Liquidating Trustee, who is hereby authorized to do all acts authorized by law for these purposes. The Liquidating Trustee, in carrying out such winding up and distribution, shall have full power and authority to sell, assign, transfer and encumber all or any of the Partnership assets; provided, however, the Liquidating Trustee shall not sell any assets unless (a) the Liquidating Trustee shall have in good faith solicited bids from unrelated third parties and obtained independent appraisals before making any sale and (b) such transactions shall be made by the Liquidating Trustee solely on an “arm’s length” basis and at the best price and on the best terms and conditions that the Liquidating Trustee believes are reasonably available. In the event of the dissolution of the Partnership by the affirmative vote of the Partners as provided by this Agreement, any distribution of rights of the Partnership shall be subject to the conditions set forth in Section 11.2 hereof.

(b) Termination. Upon the completion of the winding up of the Partnership and the distribution of all Partnership assets, the Partnership shall terminate and the liquidating Trustee shall have the authority to execute and record any and all other documents required to effectuate the termination of the Partnership.

(c) Indemnification. The Liquidating Trustee shall be indemnified and held harmless by the Partnership from and against any and all claims, liabilities, costs, damages and causes of action of any nature whatsoever arising out of or incidental to the Liquidating Trustee’s taking of or failure to take any action authorized under, or within the scope of, this Agreement; provided, however, that the Liquidating Trustee shall not be entitled to indemnification for (a) matters entirely unrelated to the Liquidating Trustee’s actions under the provisions of this Agreement, or (b) its proven gross negligence or proven willful misconduct.

11.5 Liquidating Distribution. In the event of the dissolution of the Partnership for any reason, the Partnership assets shall be liquidated for distribution in the following rank and order:

(a) first, to the payment and discharge of all the Partnership’s debts and liabilities (including liquidating expenses) in the order of priority as provided by law;

(b) second, to the establishment of any necessary reserves to provide for contingent liabilities, if any;

(c) third, to the Partners in proportion to and to the extent of their respective positive Capital Accounts, after giving effect to all contributions, distributions and allocations for all periods, including the period during which such distributions occur;

(d) the balance, if any, to the Partners in accordance with their Percentage Interests.

11.6 Distributions in Accordance with Capital Accounts. In the event the Partnership is “liquidated” within the meaning of Regulation Section 1.704. l(b)(2)(ii)(g) (the “Liquidation Event”):

(a) distributions shall be in accordance with their respective positive Capital Accounts in compliance with Regulation Section 1.704-l(b)(2)(ii)(b)(2), such distributions to be made on or before a date (the “Final Liquidation Date”) no later than the later to occur of (i) the last day of the taxable year of the Partnership in which the Liquidation Event occurs and (ii) ninety days after the date of such Liquidation Event; and

(b) if any Partner has a deficit balance in its Capital Account (after giving effect to all contributions, distributions and allocations for all taxable years, including the year during which the Liquidation Event occurs), such Partner shall contribute to the capital of the Partnership money in an amount necessary to restore such deficit balance to zero in compliance with Regulation Section 1.704-1 (2)(ii)(b)(3).

If the Liquidating Trustee, as the case may be, in its discretion, determines that the distributions will not be timely made as provided in foregoing Section 11.6(a), such person may distribute all of the assets and liabilities of the Partnership in trust, with the Liquidating Trustee, or such other person as may be selected by the Partners, as trustee; the purpose of the trust is to allow the Partnership to comply with the timing requirements contained in foregoing Section 11.6(a). The trustee of said trust shall distribute the former Partnership assets (however constituted, enhanced or otherwise) as promptly as he deems proper and in the same manner as directed in this Section 11.6 (without regard to this sentence or the preceding two sentences) and otherwise as required hereunder. The trust shall be terminated as soon as possible after the trust property is distributed to the beneficiaries thereof.

11.7 Distributions in Kind. Partnership property distributed in kind shall be transferred and conveyed to the distributees as tenants in common subject to any liabilities attached thereto so as to vest in them undivided interests in the whole of such property in proportion to their respective rights to share in the proceeds of the sale of such property in accordance with this Article XI.

ARTICLE XII

MISCELLANEOUS

12.1 Amendments. Notwithstanding anything to the contrary contained in or implied by any other provision of this Agreement or of any other document governing the formation, management or operation of the Partnership, until (i) the Loan is no longer outstanding or (ii) the Partnership is no longer otherwise subject to any provisions of the Loan Agreement (whichever is the earlier to occur) and except as to any correction of an obvious typographical error or correction of an obvious clerical mistake that does not change the substance of the provisions of the portions of this Agreement referenced immediately below, the Partnership and the Partners are prohibited from amending the provisions of Articles IX or XI or Sections 2.2, 2.4, 3.1, 3.2, 4.3(b), 8.1, 10.1, 10.2, 12.1, 12.4, or 12.12 of this Agreement (the “Special Purpose Provisions”) or any defined term used in the Special Purpose Provisions or any other provision of this Agreement so as to repeal, override or substantially alter the effect of any of the Special Purpose Provisions without the consent of the Lender, its successors or assigns; provided, however, after the securitization of the Loan, this Agreement may be amended by approval of the Partners but only after the Partnership receives (A) confirmation from each of the Rating Agencies that such amendment would not result in the qualification, withdrawal or downgrade of any securities rating and (B) prior written consent of such amendment by the Lender, its successor or assigns. Thereafter, this Agreement may be amended, modified or supplemented only by a writing executed by each of the Partners. Notwithstanding the preceding statements, the General Partner is hereby authorized and directed to amend Exhibit “B” to reflect changes in the information set forth on Exhibit “B”. To the fullest extent permitted by law, no amendment to the Partnership’s Amended and Restated Certificate of Limited Partnership shall be made that is inconsistent with the Special Purpose Provisions. This Agreement may be amended, modified or changed in any respect only upon the written consent of all Partners.

12.2 Further Assurances. Each Partner agrees to execute, acknowledge, deliver, file, record and publish such further certificates, amendments to certificates, instruments and documents, and do such other acts and things as may be required by law, or as may be required to carry out the intent and purposes of this Agreement.

12.3 Notices. All notices, demands, consents, approvals, requests, offers or other communications which any of the parties to this Agreement may desire or shall be required to be given hereunder shall be in writing and shall be given (a) by registered or certified mail, return receipt requested, (b) by personal delivery, (c) delivery via reputable private air freight service, the cost and expense of such delivery to be borne by the sending party, or (d) by electronic communication (telex or facsimile transmission). All notices shall be addressed to the recipient at the address contained on the books of the Partnership. Any Partner may designate another address (or change its address) for notices hereunder by delivery of a written notice to all other Partners in accordance with the provisions of this section. Any notice sent in compliance with the above provisions shall be deemed delivered and received, except for electronic communications, on the third business day next succeeding the day on which it was sent, or, if sooner, on the actual date received by the other party, and, in the case of electronic communications, only on the date the sending party receives acknowledgment of receipt of such notice by the other party.

12.4 Governing Law. This Agreement is made pursuant to and shall be governed by and construed in accordance with the laws of Michigan.

12.5 Captions. All articles and section headings or captions contained in this Agreement are inserted only as a matter of convenience and for reference and in no way define, limit, extend or describe the scope of this Agreement or the intent of any provision hereof.

12.6 Pronouns and Headings. As used herein, all pronouns shall include the masculine, feminine, neuter, singular and plural thereof wherever the context and facts require such construction. The headings, titles and subtitles herein are inserted for convenience of reference only and are to be ignored in any construction of the provisions hereof.

12.7 Article, Section and Exhibit References. All references in this Agreement to particular sections, articles, schedules or exhibits shall, unless expressly otherwise provided or unless the context otherwise requires, be deemed to refer to the specific sections or articles in this Agreement and the schedules or exhibits attached to this Agreement, which schedules and exhibits by such references are incorporated herein.

12.8 Successors and Assigns. This Agreement shall be binding upon the parties hereto and their respective executors, administrators, legal representatives, heirs, successors and assigns, and shall inure to the benefit of the parties hereto, and, except as otherwise herein expressly provided, their respective executors, administrators, legal representatives, successors and assigns.

12.9 Extension not a Waiver. No delay or omission in the exercise of any power, remedy or right herein provided or otherwise available to a party or to the Partnership shall impair or affect the right of such Partner of the Partnership thereafter to exercise the same. Any extension of time or other indulgences granted to a Partner hereunder shall not otherwise alter or affect any power, remedy or right of any other Partner or of the Partnership, or of the obligations of the partner to whom such extension or indulgence is granted.

12.10 Severability. If any provision of this Agreement or application to any party or circumstances shall be determined by any court of competent jurisdiction to be invalid or unenforceable to any extent, the remainder of this Agreement or the application of such provision to such Person or circumstances, other than as to which it is so determined invalid or unenforceable, shall not be affected thereby, and each provision shall be valid and shall be enforced to the fullest extent permitted by law.

12.11 Entire Agreement. This Agreement, and the schedules and exhibits hereto, contain the entire understanding and agreement of the parties hereto relating to the subject matter hereof and all prior agreements relative hereto which are not contained herein, including but not limited to the Original Agreement, are terminated.

12.12 Waiver of Partition. Each Partner hereby irrevocably waives during the term of the Partnership any right that it or he may have to maintain any action for partition with respect to any Partnership property.

12.13 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, and all of which, when taken together, shall be deemed one agreement, but no counterpart shall be binding unless an identical counterpart shall have been executed and delivered by each of the other parties hereto.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

GENERAL PARTNER:

Meridian Mall Company, Inc. a Michigan corporation

By:	/s/ Farzana K. Mitchell
Title:	Farzana K. Mitchell Senior Vice President - Finance

LIMITED PARTNER:

CBL & Associates Limited Partnership a Delaware limited partnership

By:	CBL Holdings I, Inc., its sole general partner

By:	/s/ Farzana K. Mitchell
Title:	Farzana K. Mitchell Senior Vice President - Finance

EXHIBIT “A”

AMENDED AND RESTATED AGREEMENT

OF

LIMITED PARTNERSHIP

OF

MERIDIAN MALL LIMITED PARTNERSHIP

Description of Property

That certain regional mall located in Meridian Township, Ingham County, Michigan, and known as “Meridian Mall.”

EXHIBIT “B”

AMENDED AND RESTATED AGREEMENT

OF

LIMITED PARTNERSHIP

OF

MERIDIAN MALL LIMITED PARTNERSHIP

Initial Capital Contributions and Percentage of Profits

GENERAL PARTNER:	INITIAL CAPITAL CONTRIBUTIONS	PERCENTAGE SHARE OF PROFITS OR OTHER BY WAY OF INCOME
MERIDIAN MALL COMPANY, INC. CBL Center, Suite 500 2030 Hamilton Place Blvd. Chattanooga, TN 37421	$10.00	1.0%

LIMITED PARTNER:
CBL & ASSOCIATES LIMITED PARTNERSHIP CBL Center, Suite 500 2030 Hamilton Place Blvd. Chattanooga, TN 37421	$990.00	99.0%